Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Plans to Exit its Mortgage Banking Division

RICHMOND, VA, March 19, 2025 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank”) and BRB Financial Group, Inc., today announced that Blue Ridge Bank has entered into a definitive asset purchase and sale agreement to sell certain assets of its mortgage division operating as Monarch Mortgage to an unrelated third-party mortgage company. Monarch Mortgage provides mortgage banking services, including the origination and processing of residential mortgage loans primarily for sale into the secondary market. The transaction is expected to close by the end of the first quarter, subject to customary closing conditions.

Under the terms of the asset purchase and sale agreement, Blue Ridge Bank, doing business as Monarch Mortgage, will continue to fulfill its obligations to prospective borrowers with respect to loans in process and will manage such loans toward closing and funding in the ordinary course of business.

G. William Beale, President and CEO of the Company, stated “The decision to exit our mortgage banking division was an additional step in our strategy to refocus our efforts on community banking in our primary geographical footprint. In the current interest rate environment, this line of business required additional investment to reach the scale needed to be a meaningful contributor to our profitability, which is not our near-term focus. I am pleased that the Monarch Mortgage team has a wonderful opportunity with the acquiring company. I wish them a smooth transition and much success.”

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identiﬁed with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phrases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could diﬀer materially from those contemplated, expressed or implied by the forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other periodic and current reports filed with the Securities and Exchange Commission. The Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.